Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2006 (except as to the Restatement of Prior Financial Information section in Note 1, and the Company’s adoption of FAS 123R as discussed in Notes 1 and 3, as to which the date is September 8, 2006), in the Registration Statement (Form S-1 No. 333-XXXXXX) and related Prospectus of Time Warner Cable Inc. dated October 17, 2006.
/s/ Ernst & Young LLP
Charlotte, North Carolina
October 13, 2006